Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares

of

JETPAY CORPORATION

at

$5.05 Per Share of Common Stock

$5.05 Per Share of Common Stock underlying each share of Series A Convertible Preferred Stock

$600 Per Share of Series A-1 and Series A-2 Convertible Preferred Stock

Pursuant to the Offer to Purchase

Dated November 2, 2018

by

ORWELL ACQUISITION CORPORATION

a wholly-owned subsidiary of

NCR CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M. PHILADELPHIA, PENNSYLVANIA TIME ON DECEMBER 4, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “OFFER EXPIRATION TIME”).

November 2, 2018

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated November 2, 2018 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitutes the “Offer”) relating to the offer by Orwell Acquisition Corporation, a Delaware corporation (“Merger Sub”), to purchase for cash:

(i)

all outstanding shares of common stock, $0.001 par value per share (“Common Shares”), of JetPay Corporation (“JetPay” or the “Company”) at a price per share of $5.05 (such amount, or any other amount per Common Share paid pursuant to the Offer in accordance with the Merger Agreement (as defined below), the “Common Share Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement;

(ii)

any and all of the shares of Series A Convertible Preferred Stock issued and outstanding (each, a “Series A Preferred Share”) at a price per Series A Preferred Share equal to the greater of (A) the Series A Liquidation Value of such Series A Preferred Share and (B) the amount of proceeds that the holder of such Series A Preferred Share would receive if such Series A Preferred Share was converted into Common Shares pursuant to the Series A Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A Preferred Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Series A Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement. The amount of proceeds that the holder of such Series A Preferred Share would receive if such Series A Preferred Share was converted into Common Shares pursuant to the Series A Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion exceeds the Series A Liquidation Value; accordingly, the Series A Offer Price equals $5.05 multiplied by the number of Common Shares underlying each Series A Preferred Share upon conversion;

(iii)

any and all shares of Series A-1 Convertible Preferred Stock issued and outstanding (each, a “Series A-1 Preferred Share”) at a price per Series A-1 Preferred Share equal to the greater of (A) the Series A-1 Liquidation Value of such Series A-1 Preferred Share and (B) the amount of proceeds that the holder of such Series A-1 Preferred Share would receive if such Series A-1 Preferred Share was converted into Common Shares pursuant to the Series A-1 Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-1 Preferred Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Series A-1 Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement. The Series A-1 Liquidation Value exceeds the amount of proceeds that the holder of such Series A-1 Preferred Share would receive if each such share was converted into Common Shares pursuant to the applicable certificate of designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion; accordingly, the Series A-1 Offer Price equals $600 per Series A-1 Preferred Share; and

(iv)

any and all shares of Series A-2 Convertible Preferred Stock issued and outstanding (each, a “Series A-2 Preferred Share” and, together with the Series A Preferred Shares and the Series A-1 Preferred Shares, the “Preferred Shares” and, together with the Common Shares, the “Shares”) at a price per Series A-2 Preferred Share equal to the greater of (A) the Series A-2 Liquidation Value of such Series A-2 Preferred Share and (B) the amount of proceeds that the holder of such Series A-2 Preferred Share would receive if such Series A-2 Preferred Share was converted into Common Shares pursuant to the Series A-2 Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-2 Preferred Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Series A-2 Offer Price” and, together with the Common Share Offer Price, the Series A Offer Price and the Series A-1 Offer Price, the “Offer Prices”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement. The Series A-2 Liquidation Value exceeds the amount of proceeds that the holder of such Series A-2 Preferred Shares would receive if each such share was converted into Common Shares pursuant to the applicable certificate of designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion; accordingly, the Series A-2 Offer Price equals $600 per Series A-2 Preferred Share, in each case, upon the terms and subject to the conditions of the Offer.

The Merger Sub is a wholly-owned subsidiary of NCR Corporation, a Maryland corporation (“NCR”).

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US (OR OUR NOMINEES) AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US (OR OUR NOMINEES) FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions of the Offer.

Your attention is directed to the following:

1.

The offer price for the Common Shares and the Common Shares underlying each Series A Preferred Share upon conversion is $5.05 per Common Share, paid to the seller in cash, without interest, subject to any required withholding of taxes.

2.	The offer price for each Series A-1 Preferred Share and Series A-2 Preferred Share is $600 per each such Preferred Share.

3.	The Offer is being made for all outstanding Shares.

4.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 19, 2018 (as it may be amended from time to time, the “Merger Agreement”), by and among NCR, Merger Sub and JetPay. The Merger Agreement provides, among other things, that as soon as practicable after the acquisition of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into JetPay (the “Merger”) without a vote of the stockholders of JetPay in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with JetPay continuing as the surviving corporation in the Merger. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares (i) owned by JetPay as treasury stock or owned by NCR or Merger Sub, if any, which Shares will be cancelled and retired and will cease to exist or (ii) held by a holder who properly demands appraisal for such Common Shares in accordance with Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, payable to the holder thereon, equal to the Offer Price, upon the terms and subject to the conditions set forth in the Merger Agreement. As a result of the Merger, JetPay will cease to be a publicly traded company and will become a wholly-owned subsidiary of NCR. For a description of the Merger Agreement, see Section 11 of the Offer to Purchase.

5.

On October 19, 2018, the board of directors of JetPay (i) approved and declared that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair and in the best interests of the stockholders of JetPay and JetPay, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; and (iii) determined to recommend that the stockholders of JetPay accept the Offer and tender their shares to Merger Sub pursuant to the Offer.

6.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PHILADELPHIA, PENNSYLVANIA TIME ON DECEMBER 4, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “OFFER EXPIRATION TIME”).

7.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (a) at the Offer Expiration Time (as extended), there shall have been validly tendered and “received” (as defined in Section 251(h)(6) of the DGCL), and not validly withdrawn, prior to the expiration of the Offer that number of Common Shares and Preferred Shares which, together with the Common Shares and Preferred Shares otherwise owned by Merger Sub or its affiliates, equals a majority of the voting power of the issued and outstanding Common Shares and Preferred Shares, (b) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, (c) there not having occurred or discovered a data compromise after the date of the Merger Agreement involving more than 7,000,000 cards and causing at least $7,000,000 of direct damages, and (d) such other conditions as described in the Offer to Purchase. A full description of the conditions to the Offer is set forth in Section 14 of the Offer to Purchase.

8.

Tendering stockholders whose Shares are registered in their own names and who tender their Shares directly to Equiniti Trust Company (the “Depositary”) will not be obligated to pay brokerage fees or commissions, or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the sale of Shares pursuant to the Offer.

If you wish to have us tender any or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Offer Expiration Time.

For Shares to be properly tendered pursuant to the Offer and accepted for purchase by Merger Sub, Share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, either such Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal, and any other documents required by the Letter of Transmittal must be timely received by the Depositary prior to the Offer Expiration Time.

Under no circumstances will interest be paid on the purchase price for the shares tendered, regardless of any extension of the Offer or any delay in making payment.

The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares

of

JETPAY CORPORATION

at

$5.05 Per Share of Common Stock

$5.05 Per Share of Common Stock underlying each share of Series A Convertible Preferred Stock

$600 Per Share of Series A-1 and Series A-2 Convertible Preferred Stock

Pursuant to the Offer to Purchase

Dated November 2, 2018

by

ORWELL ACQUISITION CORPORATION

a wholly-owned subsidiary of

NCR CORPORATION

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated November 2, 2018 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitutes the “Offer”) relating to shares of common stock, par value $0.001 per share (the “Common Shares”) and shares of Series A, Series A-1 and Series A-2 Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), of JetPay Corporation.

This will instruct you to tender the number of Shares indicated below that are held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to Equiniti Trust Company, the depositary for the Offer, will be determined by Merger Sub and such determination shall be final and binding, except as may otherwise be finally determined in a subsequent judicial proceeding if its determination is challenged by an JetPay stockholder.

NUMBER OF SHARES TO BE TENDERED:*	SHARES

(Signature(s))

Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

Dated:

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.